Exhibit 99.1

ExamWorks Reports Fourth Quarter and Full Year 2012 Financial Results

ATLANTA, GA. February 27, 2013– ExamWorks Group, Inc. (NYSE: EXAM), a leading provider of independent medical examinations (“IMEs”), peer reviews, bill reviews and related services, today reported financial results for the fourth quarter and the full year of 2012.

Q4 and Full Year 2012 Highlights

●

Revenues for the fourth quarter of 2012 were $139.6 million, an increase of $24.3 million, or 21.1%, over the year-ago quarter revenues of $115.3 million. Excluding the impact of acquisitions completed within the past twelve months, organic revenue grew by 5.4% over the prior year quarter.

●

Pro forma revenues for the fourth quarter of 2012 were $142.6 million, an increase of $10.5 million, or 7.9%, over the year-ago quarter pro forma revenues of $132.1 million. Excluding the impact of currency, revenues would have grown by 6.9% over the prior year pro forma quarter. Pro forma revenues assume that acquisitions completed in 2011 and 2012 were completed on January 1, 2010 and 2011, respectively.

●

Adjusted EBITDA for the fourth quarter of 2012 was $20.3 million (14.6% of revenues), an increase of $3.5 million, or 20.8%, over the year-ago quarter adjusted EBITDA of $16.8 million. Adjusted EBITDA is a non-GAAP measure that is described and reconciled to net loss below and is not a substitute for the GAAP equivalent.

●

Revenues for the year ended December 31, 2012 were $521.2 million, an increase of $123.3 million, or 31.0%, over the prior year revenues of $397.9 million. Adjusted EBITDA for the year ended December 31, 2012 was $79.8 million, an increase of 26.1% over the prior year.

●

Pro forma revenues for the year ended December 31, 2012 were $573.7 million, an increase of 5.6%, over the prior year pro forma revenues. Excluding the impact of currency, revenues would have grown by 5.9% over the prior year pro forma period. Pro forma adjusted EBITDA for the year ended December 31, 2012 was approximately $92 million.

●

On December 19, 2012, we completed the acquisition of PMG, based in Southern California, for net cash consideration of $11.8 million. The PMG acquisition increases our market position in the workers’ compensation market. On an annual basis, PMG generated revenues of approximately $12.5 million and adjusted EBITDA of approximately $2.5 million. In the fourth quarter of 2012, PMG contributed revenues and adjusted EBITDA of $285,000 and $52,000, respectively.

Commentary

Commenting on today's earnings announcement, James K. Price, Chief Executive Officer of ExamWorks, said: “During 2012, we continued to redefine the IME industry by raising customer expectations for quality and service.  We are continuing our investment in developing cloud-based technology that keeps customer data safe and secure and better integrates our customers’ processes with ours, thereby increasing connectivity and efficiency.  With $574 million and approximately $92 million of pro forma run rate revenue and EBITDA and growing, we will continue raising the bar as we solidify our reputation as the global IME industry leader.”

Richard E. Perlman, Executive Chairman of ExamWorks, said: “We are delighted with our financial and operating results, particularly the growth of our U.K. and Australian businesses, as well as the positive trends in our US and Canadian businesses. Our performance reflects the solid execution of our integration, multiple brand, technology and geographic diversification strategies, which combined with our national account focus, will continue to drive increasing revenue and EBITDA growth in 2013 and beyond.”

Financial Review

Revenues – For the three months ended December 31, 2012, revenues were $139.6 million, an increase of 21.1% over the $115.3 million in revenues in the fourth quarter of 2011. Excluding the impact of acquisitions completed within the past twelve months, organic revenue grew by 5.4% over the prior year quarter.

For the year ended December 31, 2012, revenues were $521.2 million, an increase of 31.0% over the $397.9 million in revenues in the comparable period of 2011. Excluding the impact of acquisitions completed in 2011 and 2012, organic revenue grew by 3.4% over the comparable prior year period.

Below is a table presenting our pro forma revenues and growth rates for each of the regions that we serve. The numbers presented below are pro forma for the effect of acquisitions completed in 2011 and 2012.

Pro Forma Revenues
	(In thousands except %)
	Three Months Ended December 31,			Year Ended December 31,
	2011	2012	Change (a)	2011	2012	Change (b)
ExamWorks U.S.	$83,476	$82,673	(1.0)%	$345,215	$352,817	2.2%
United Kingdom	27,969	35,804	28.0%	111,083	131,279	18.2%
Australia	13,252	16,936	27.8%	49,793	61,474	23.5%
Canada	7,404	7,139	(3.6)%	37,190	28,166	(24.3)%
Total	$132,101	$142,552	7.9%	$543,281	$573,736	5.6%

(a)

For the three months ended December 31, 2012 and excluding the impact of currency, our growth in the U.K. would have been 25.4%, our growth in Australia would have been 24.6%, the decline in Canada would have been (6.5)%, and our total growth would have been 6.9%.

(b)

For the year ended December 31, 2012 and excluding the impact of currency, our growth in the U.K. would have been 19.5%, our growth in Australia would have been 23.3%, the decline in Canada would have been (23.2)%, and our total growth would have been 5.9%.

In the fourth quarter of 2012, our U.S. businesses generated pro forma revenues of $82.7 million, a (1.0)% decline from the $83.5 million of pro forma revenues generated in the fourth quarter of 2011. In the fourth quarter, our U.S. revenues were negatively impacted by an estimated $3 million as a result of Hurricane Sandy. For the year ended December 31, 2012, our U.S. businesses generated revenues of $352.8 million, a 2.2% increase over the $345.2 million of pro forma revenues generated in the year ended December 31, 2011. The growth was largely due to increased volumes resulting from market share gains.

In the fourth quarter of 2012, our U.K. businesses generated revenues of $35.8 million, a 28.0% increase over the $28.0 million of revenues generated in the fourth quarter of 2011. For the year ended December 31, 2012, our U.K. businesses generated revenues of $131.3 million, an 18.2% increase over the $111.1 million of pro forma revenues generated in the year ended December 31, 2011. The growth was largely due to increased volumes resulting from market share gains.

In the fourth quarter of 2012, our Australian business generated pro forma revenues of $16.9 million, a 27.8% increase over the $13.3 million of pro forma revenues generated in the fourth quarter of 2011. For the year ended December 31, 2012, our Australian business generated pro forma revenues of $61.5 million, a 23.5% increase over the $49.8 million of pro forma revenues generated in the year ended December 31, 2011. The growth was primarily due to increased volumes resulting from market share gains and a change in sales mix.

In the fourth quarter of 2012, our Canadian businesses generated revenues of $7.1 million, a (3.6)% decline from the $7.4 million of pro forma revenues generated in the fourth quarter of 2011. For the year ended December 31, 2012, our Canadian businesses generated pro forma revenues of $28.2 million, a (24.3)% decline from the $37.2 million of pro forma revenues generated in the year ended December 31, 2011. Our Canadian businesses, which generate less than 5% of our total revenues, continue to be negatively impacted by the legislative changes in the province of Ontario, to a much lesser extent in the fourth quarter of 2012.

Costs of revenues – For the three months ended December 31, 2012, costs of revenues were $92.6 million, an increase of 21.8% over the $76.0 million in costs of revenues in the fourth quarter of 2011. The change was primarily due to the acquired costs of revenues for acquisitions completed in 2011 and 2012. Costs of revenues as a percentage of revenues for the fourth quarter of 2012 were 66.3% compared to 65.9% in the fourth quarter of 2011. Included in costs of revenues in the fourth quarter of 2011 and 2012 are $650,000 and $755,000 of share-based compensation expenses, respectively.

Selling, general and administrative expenses (“SGA”) – For the three months ended December 31, 2012, SGA expenses were $28.9 million, an increase of 14.2% over the $25.3 million in SGA expenses in the fourth quarter of 2011. The change was primarily due to the acquired SGA expenses for acquisitions completed in 2011 and 2012. Included in SGA expenses in the fourth quarter of 2012 are $439,000 in share-based compensation expenses and $944,000 in acquisition-related transaction and other non-recurring costs. Included in SGA expenses in the fourth quarter of 2011 were $1.8 million in share-based compensation expenses and $413,000 in acquisition-related transaction costs and other non-recurring costs.

Depreciation and amortization expenses (“D&A”) – For the three months ended December 31, 2012, D&A expenses were $16.3 million, an increase of 14.0% over the $14.3 million in D&A expenses in the fourth quarter of 2011. The change was primarily due to acquisitions completed in 2011 and 2012. For the three months ended December 31, 2012, depreciation expense was $1.5 million and amortization expense was $14.8 million.

Interest and other expenses, net – For the three months ended December 31, 2012, interest and other expenses, net were $7.8 million, an increase of 13.0% over the $6.9 million in interest and other expenses, net in the three months ended December 31, 2011. Included in interest and other expenses, net in the fourth quarter of 2012 are $7.8 million of interest expenses and deferred loan cost amortization.

Adjusted EBITDA – For the three months ended December 31, 2012, adjusted EBITDA was $20.3 million, an increase of 20.8% over the $16.8 million in adjusted EBITDA in the fourth quarter of 2011.

Adjusted EBITDA is a non-GAAP measure that is described and reconciled to net loss below and is not a substitute for the GAAP equivalent.

Other financial data – We generated $24.8 million of cash flow from operations in 2012, of which $9.7 million was generated in the fourth quarter. We ended the quarter with $8.6 million of cash on hand, approximately $385.0 million of total debt and total leverage of 4.15x. Our total debt consisted of $250.0 million of senior unsecured notes due July 2019, $99.9 million outstanding under the senior secured revolving credit facility, $34.5 million outstanding under the working capital facilities in the U.K., and $575,000 in seller subordinated notes. As of the end of the year, our committed availability under our credit facilities was approximately $180 million, of which approximately $55 million is immediately available and the balance of approximately $125 million is available to fund future acquisitions.

Business Outlook

ExamWorks is providing the following business outlook for the full year and the first quarter of 2013:

●	Full year 2013 reported revenues are expected to increase organically by 5-7% from our 2012 pro forma revenues of approximately $574 million, excluding the effects of currency.

●

Full year 2013 adjusted EBITDA margins are expected to range between 15.5% and 16.5% of reported revenues. The 50 bps change from our prior guidance is the result of significantly higher healthcare costs and employee enrollment into our benefit plans than originally anticipated. On a quarterly basis, adjusted EBITDA margins as a percentage of revenue will fluctuate between 15% and 17%.

●	First quarter 2013 reported revenues are expected to range between $144 million and $148 million.

●	First quarter 2013 reported adjusted EBITDA margins are expected to be approximately 15% of reported revenues.

●

Starting in 2013, we intend to announce acquisitions as they close rather than guiding to an annual number. We believe that this will allow analysts and shareholders to more accurately and consistently model our expected results going forward.

About ExamWorks Group

ExamWorks Group, Inc. is a leading provider of independent medical examinations (“IMEs”), peer and bill reviews and related services. We help our clients manage costs and enhance their risk management processes by verifying the validity, nature, cause and extent of claims, identifying fraud and providing fast, efficient and quality IME services. ExamWorks is focused on providing clients a national presence while maintaining the local service and capabilities they need and expect.

Non-GAAP Financial Measures

In connection with the ongoing operation of our business, our management regularly reviews Adjusted EBITDA, a non-GAAP financial measure, to assess our performance. We define Adjusted EBITDA as earnings before interest, taxes, depreciation, amortization, acquisition-related transaction costs, share-based compensation expenses, and other non-recurring costs. We believe that Adjusted EBITDA is an important measure of our operating performance because it allows management, lenders, investors and analysts to evaluate and assess our core operating results from period to period after removing the impact of changes to our capitalization structure, acquisition related costs, income tax status, and other items of a non-operational nature that affect comparability.

We believe that various forms of the Adjusted EBITDA metric are often used by analysts, investors and other interested parties to evaluate companies such as ours for the reasons discussed above. Additionally, Adjusted EBITDA is used to measure certain financial covenants in our credit facility. Adjusted EBITDA is also used for planning purposes and in presentations to our Board of Directors as well as in our incentive compensation programs for our employees.

Non-GAAP information should not be construed as an alternative to GAAP information, as the items excluded from the non-GAAP measures often have a material impact on our financial results. Management uses, and investors should use, non-GAAP measures in conjunction with our GAAP results.

Below is a table presenting a reconciliation of Adjusted EBITDA to net loss, the most comparable GAAP measure, for each of the periods indicated.

Forward Looking Statements

Statements made in this press release that express ExamWorks' or management's intentions, plans, beliefs, expectations or predictions of future events are forward-looking statements, which ExamWorks intends to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These statements often include words such as "may," "will," "should," "believe," "expect," "anticipate," "intend," "plan," "estimate," or the negative of these terms or other similar expressions that convey uncertainty of future events or outcomes. Forward-looking statements may include information concerning ExamWorks' possible or assumed future results of operations, including descriptions of ExamWorks' revenues, profitability, outlook and overall business strategy. You should not place undue reliance on these statements because they are subject to numerous uncertainties and factors relating to ExamWorks' operations and business environment, all of which are difficult to predict and many of which are beyond ExamWorks' control. Although ExamWorks believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many uncertainties and factors could affect ExamWorks' actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements, including but not limited to: our ability to implement our growth strategy and acquisition program; our ability to integrate completed acquisitions; our expansion into international markets; our ability to secure additional financing; regulation of our industry; our information technology systems; our ability to protect our intellectual property rights and other information; our ability to compete successfully with our competitors; our ability to retain qualified physicians and other medical providers for our medical panel; our ability to retain our clients; our ability to provide accurate health-related risk assessment analyses of data; our ability to retain key management personnel; and restrictions in our credit facility, senior notes indenture and future indebtedness. In addition, the risks discussed in our periodic reports, registration statements and other filings with the Securities and Exchange Commission could cause actual results to differ materially from the results anticipated by forward-looking statements.

You should keep in mind that any forward-looking statement made by ExamWorks herein, or elsewhere, speaks only as of the date on which made. ExamWorks expressly disclaims any intent, obligation or undertaking to update or revise any forward-looking statements made herein to reflect any change in ExamWorks' expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

ExamWorks will host a conference call to discuss the results and other matters at 5:00 p.m. Eastern Time. Please log in at least 10 minutes prior to the conference call in order to download the applicable audio software. Interested parties may participate live via telephone by dialing (866) 713-8563 in the U.S. or (617) 597-5311 internationally with access code 50540404. A live webcast of the call is also accessible through the Investor Relations section of the company’s web site at http://investorrelations.examworks.com/.

Following the conclusion of the call, a replay of the webcast will be available at the company’s web site within two hours. Alternatively, a telephonic replay of the call will be available at 7:00 p.m. Eastern Time, and can be accessed until March 6th, 2013 at midnight Eastern Time, by calling (888) 286-8010 in the U.S. or (617) 801-6888 internationally, with access code 72477425.

CONTACT:

ExamWorks Group, Inc.

J. Miguel Fernandez de Castro

404-952-2400

Senior Executive Vice President and Chief Financial Officer

investorrelations@examworks.com

SOURCE: ExamWorks Group, Inc.

EXAMWORKS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	For the three months ended December 31,		For the year ended December 31,
	2011	2012	2011	2012

Revenues:	$115,312	$139,637	$397,860	$521,237
Costs and expenses:
Costs of revenues	76,017	92,575	262,242	344,051
Selling, general and administrative expenses	25,348	28,868	84,133	113,510
Depreciation and amortization	14,286	16,306	47,439	58,551
Total costs and expenses	115,651	137,749	393,814	516,112

Income (loss) from operations	(339)	1,888	4,046	5,125

Interest and other expenses, net:
Interest expense, net	6,558	7,814	15,480	27,968
Loss on early extinguishment of debt	-	-	621	-
Other income	-	-	-	(226)
Gain on interest rate swap	(75)	(56)	(328)	(225)
Realized foreign currency loss	465	-	688	534

Total interest and other expenses, net	6,948	7,758	16,461	28,051

Loss before income taxes	(7,287)	(5,870)	(12,415)	(22,926)

Income tax benefit	(2,262)	(3,187)	(4,082)	(7,987)

Net loss	$(5,025)	$(2,683)	$(8,333)	$(14,939)

Per Share Data:

Net loss per share:
Basic and diluted	$(0.15)	$(0.08)	$(0.25)	$(0.44)

Weighted average number of common shares outstanding:
Basic and diluted	34,223,906	34,287,093	33,975,658	34,141,098

Adjusted EBITDA	$16,809	$20,332	$63,304	$79,789

EXAMWORKS GROUP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

(Unaudited)

	December 31,
ASSETS	2011	2012

Current assets:
Cash and cash equivalents	$8,416	$8,627
Accounts receivable, net	144,041	144,676
Other receivables	40	21
Prepaid expenses	4,487	5,336
Deferred tax assets	1,640	16
Other current assets	1,173	1,213
Total current assets	159,797	159,889

Property, equipment and leasehold improvements, net	8,918	10,333
Goodwill	300,260	370,143
Intangible assets, net	146,168	152,896
Long-term accounts receivable, less current portion	-	31,708
Deferred tax assets, noncurrent	-	4,173
Deferred financing costs, net	11,458	10,258
Other assets	438	1,101

Total assets	$627,039	$740,501

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$42,642	$46,940
Accrued expenses	28,410	35,995
Accrued interest expense	10,247	10,918
Deferred revenue	1,332	3,951
Current portion of subordinated unsecured notes payable	1,932	275
Current portion of contingent earnout obligation	91	91
Current portion of working capital facilities	-	5,983
Other current liabilities	5,459	5,973
Total current liabilities	90,113	110,126

Senior unsecured notes payable	250,000	250,000
Senior secured revolving credit facility and working capital facilities, less current portion	44,063	128,402
Long-term subordinated unsecured notes payable, less current portion	717	300
Long-term contingent earnout obligation, less current portion	86	-
Deferred tax liability, noncurrent	2,159	-
Other long-term liabilities	1,977	7,525
Total liabilities	389,115	496,353

Commitments and contingencies

Stockholders' equity:
Preferred stock, $0.0001 par value; Authorized 50,000,000 shares; no shares issued and outstanding at December 31, 2011 and 2012, respectively	-	-
Common stock, $0.0001 par value; Authorized 250,000,000 shares; issued and outstanding 34,090,618 and 34,341,360 at December 31, 2011 and 2012, respectively	3	3
Additional paid-in capital	268,162	285,938
Accumulated other comprehensive income (loss)	(1,429)	3,183
Accumulated deficit	(21,549)	(36,488)
Treasury stock, at cost: Outstanding 805,613 and 905,349 shares at December 31, 2011 and 2012, respectively	(7,263)	(8,488)
Total stockholders' equity	237,924	244,148

Total liabilities and stockholders' equity	$627,039	$740,501

EXAMWORKS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	For the year
	ended December 31,
	2011	2012

Operating activities:
Net loss	$(8,333)	$(14,939)
Adjustments to reconcile net loss to net cash provided by operating activities:
Gain on interest rate swap	(328)	(225)
Depreciation and amortization	47,439	58,551
Amortization of deferred rent	(450)	(82)
Share-based compensation	7,834	13,756
Excess tax benefit related to share-based compensation	-	(2,853)
Provision for doubtful accounts	2,297	2,852
Amortization of deferred financing costs	1,941	2,190
Deferred income taxes	(6,364)	(21,201)
Loss on early extinguishment of debt	621	-
Other	-	(31)
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(9,047)	(24,666)
Prepaid expenses and other current assets	(1,801)	(64)
Accounts payable and accrued expenses	(1,907)	8,300
Accrued interest expense	10,240	671
Deferred revenue and customer deposits	(169)	2,425
Other liabilities	(2,430)	93
Net cash provided by operating activities	39,543	24,777

Investing activities:
Cash paid for acquisitions, net	(322,248)	(108,970)
Purchases of equipment and leasehold improvements, net	(6,856)	(5,841)
Working capital and other settlements for acquisitions	(6,710)	427
Net cash used in investing activities	(335,814)	(114,384)

Financing activities:
Borrowings under credit facilities	278,000	170,640
Excess tax benefit related to share-based compensation	-	2,853
Proceeds from the exercise of options and warrants	2,292	2,258
Borrowings under senior unsecured notes payable	250,000	-
Purchases of treasury stock	(9,421)	(387)
Payment of deferred financing costs	(9,746)	(1,074)
Repayment of subordinated unsecured notes payable	(2,421)	(2,193)
Net borrowings (repayments) under working capital facilities	35,621	(6,279)
Repayment under credit facilities	(273,000)	(76,000)
Other	(440)	(94)
Net cash provided by financing activities	270,885	89,724

Exchange rate impact on cash and cash equivalents	178	94

Net increase (decrease) in cash and cash equivalents	(25,208)	211
Cash and cash equivalents, beginning of year	33,624	8,416
Cash and cash equivalents, end of year	$8,416	$8,627

EXAMWORKS GROUP, INC. AND SUBSIDIARIES

Reconciliation to Adjusted EBITDA

(In thousands)

(Unaudited)

	For the three months ended December 31,		For the year ended December 31,
	2011	2012	2011	2012

Reconciliation of Adjusted EBITDA:

Net loss	$(5,025)	$(2,683)	$(8,333)	$(14,939)
Share-based compensation expense (1)	2,449	1,194	7,834	13,756
Depreciation and amortization	14,286	16,306	47,439	58,551
Acquisition-related transaction costs	403	385	3,107	1,655
Other non-recurring costs	10	559	878	702
Interest and other expenses, net	6,948	7,758	16,461	28,051
Benefit for income taxes	(2,262)	(3,187)	(4,082)	(7,987)
Adjusted EBITDA	$16,809	$20,332	$63,304	$79,789

(1)

Share-based compensation expense of $755,000 and $3.0 million is included in costs of revenues for the three and twelve months ended December 31, 2012 and the remainder is included in SGA expenses. Share-based compensation expense of $650,000 and $2.0 million is included in costs of revenues for the three and twelve months ended December 31, 2011 and the remainder is included in SGA expenses.